UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                              Post Properties, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   737464107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP No. 737464107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      LaSalle Advisors Limited Partnership
      36-3637257
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |X|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               379,050
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             142,448
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        379,050
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        393,048
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      772,098
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |X| Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Parnership, see page 3.

--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      3.52%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 737464107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      ABKB/LaSalle Securities Limited Partnership
      36-3991973
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |X|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Maryland
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               126,450
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             374,649
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        126,450
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        467,025
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      593,476
--------------------------------------------------------------------------------
10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |X| Excludes shares beneficially owned by LaSalle Advisors Limited Partnership, see page 2.

--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      2.71%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 737464107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      William K. Morrill, Jr.
      ###-##-####
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               505,500(1, 2)
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             517,097(1, 2)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        505,500(1, 2)
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        860,073(1, 2)
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,365,573(1, 2)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      6.23%(1, 2)
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 737464107
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Keith R. Pauley
      ###-##-####
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               505,500(1, 2)
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             517,097(1, 2)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        505,500(1, 2)
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        860,073(1, 2)
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,365,573(1, 2)
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      6.23%(1, 2)
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer: Post Properties, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  3350 Cumberland Circle, Suite 2200, Atlanta, Georgia
                  30339-3363

Item 2.

       LaSalle Advisors Limited Partnership provides the following information:

         (a)      Name of Person Filing: LaSalle Advisors Limited Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  11 South LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship: Delaware

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 737464107


ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a)      Name of Person Filing: ABKB/LaSalle Securities Limited
                  Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  11 South LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship: Maryland

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 737464107

      William K. Morrill, Jr. is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:

         (a)      Name of Person Filing: William K. Morrill, Jr.

         (b)      Address of Principal Business Office or, if none, Residence

                  11 S. LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship: United States

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 737464107

      Keith R. Pauley is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:

         (a)      Name of Person Filing: Keith R. Pauley

         (b)      Address of Principal Business Office or, if none, Residence

                  11 S. LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship: United States

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 737464107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)     |_|    Broker or Dealer registered under Section 15 of the Act
         (b)     |_|    Bank as defined in Section 3(a)(6) of the Act
         (c)     |_|    Insurance Company as defined in Section 3(a)(19) of the
                        Act
         (d)     |_|    Investment Company registered under Section 8 of the
                        Investment Company Act
         (e)     |X|(3) Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940
         (f)     |_|    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see
                        ss.240.13d-1(b)(1)(ii)(F)
         (g)     |_|    Parent Holding Company, in accordance with
                        ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h)     |_|    Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)
----------
(3) This response is provided on behalf of LaSalle Advisors Limited Partnershipand ABKB/LaSalle Securities Limited Partnership, each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and two of their employees, William K. Morrill, Jr. and Keith R. Pauley.

Item 4. Ownership

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       LaSalle Advisors Limited Partnership provides the
       following information:
         (a) Amount Beneficially Owned:                                  772,098
         (b) Percent of Class:                                           3.52%
         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:             379,050

             (ii)  shared power to vote or to direct the vote:           142,448

             (iii) sole power to dispose or to direct the
                   disposition of:                                       379,050

             (iv)  shared power to dispose or to direct the
                   disposition of:                                      393,048

      ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a) Amount Beneficially Owned:                                  593,475
         (b) Percent of Class:                                           2.71%
         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:             126,450

             (ii)  shared power to vote or to direct the vote:           374,649

             (iii) sole power to dispose or to direct the
                   disposition of:                                       126,450

             (iv)  shared power to dispose or to direct the
                  disposition of:                                        467,025

      William K. Morrill, Jr. is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:

         (a) Amount Beneficially Owned:                          1,365,573(1, 2)
         (b) Percent of Class:                                   6.23%(1, 2)
         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:       505,500(1, 2)

             (ii)  shared power to vote or to direct the vote:     517,097(1, 2)

             (iii) sole power to dispose or to direct the
                   disposition of:                                 505,500(1, 2)

             (iv)  shared power to dispose or to direct the
                   disposition of:                                 860,073(1, 2)

      Keith R. Pauley is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:

         (a) Amount Beneficially Owned:                          1,365,573(1, 2)
         (b) Percent of Class:                                   6.23%(1, 2)
         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:       505,500(1, 2)

             (ii)  shared power to vote or to direct the vote:     517,097(1, 2)

             (iii) sole power to dispose or to direct the
                   disposition of:                                 505,500(1, 2)

             (iv)  shared power to dispose or to direct the
                   disposition of:                                 860,073(1, 2)
----------
      (1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.
      (2) These shares represent the same shares previously listed by LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and are not cumulative.

Item 5. Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8. Identification and Classification of Members of the Group

      The two members of the Group are: LaSalle Advisors Limited Partnership ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

      ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients. Messrs. William K. Morrill, Jr. and Keith R. Pauley are responsible for the securities investment decisions made by LaSalle and ABKB/LaSalle on behalf of their clients.

Item 9. Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      The parties agree that this statement is filed on behalf of each of them.

Dated: February 11, 1997

                                         LASALLE ADVISORS LIMITED PARTNERSHIP

                                         By:    /s/ William K. Morrill, Jr.
                                                --------------------------------
                                         Name:  William K. Morrill, Jr.
                                         Title: Managing Director


                                   ABKB/LASALLE SECURITIES LIMITED PARTNERSHIP

                                         By:    /s/ William K. Morrill, Jr.
                                                --------------------------------
                                         Name:  William K. Morrill, Jr.
                                         Title: Managing Director


                                                /s/ Keith R. Pauley
                                                --------------------------------
                                                    Keith R. Pauley


                                                /s/ William K. Morrill, Jr.
                                                --------------------------------
                                                    William K. Morrill, Jr.